Exhibit 12.1
ENSCO PLC AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In millions, except ratios)

	Three Months Ended March 31		Year Ended December 31
	Pro forma		Pro forma
	Adjusted (a)	2011	Adjusted (b)	2010	2009	2008	2007	2006
Earnings:
Income from continuing operations before income tax	$93.0	$82.5	$855.0	$644.5	$935.2	$1,275.7	$1,098.7	$907.3
Fixed charges	57.2	19.9	257.4	26.6	25.6	26.2	36.3	39.2
Amortization of capitalized interest	1.7	1.1	5.0	4.5	2.6	2.3	2.2	1.9

Less:
Income from continuing operations before income tax attributable to noncontrolling interests	(0.9)	(0.9)	(6.2)	(6.2)	(4.2)	(5.1)	(5.9)	(5.6)
Interest capitalized	(45.6)	(14.4)	(190.6)	(21.3)	(20.9)	(21.6)	(30.4)	(18.9)

Total	$105.4	$88.2	$920.6	$648.1	$938.3	$1,277.5	$1,100.9	$923.9

Fixed Charges:
Interest expensed	$8.8	$4.1	$56.6	$—	$—	$—	$1.9	$16.5
Interest capitalized	45.6	14.4	190.6	21.3	20.9	21.6	30.4	18.9
Estimated interest within rental expense	2.8	1.4	10.2	5.3	4.7	4.6	4.0	3.8

Total	$57.2	$19.9	$257.4	$26.6	$25.6	$26.2	$36.3	$39.2

Ratio of Earnings to Fixed Charges	1.8	4.4	3.6	24.4	36.7	48.8	30.3	23.6

(a)	-	The pro forma financial information relating to Ensco is for its quarter ended March 31, 2011 and reflects the assumptions described in the Unaudited Pro Forma Condensed Combined Financial Statements filed as exhibit 99.2 to our Current Report on Form 8-K dated May 6, 2011.

(b)	-	The pro forma financial information relating to Ensco is for its fiscal year ended December 31, 2010 and reflects the assumptions described in the Unaudited Pro Forma Condensed Combined Financial Statements filed as exhibit 99.2 to our Current Report on Form 8-K dated May 6, 2011.